Exhibit 2.1

This Joint Venture Agreement (“Agreement”) is made and entered in as of the last date of the signatures hereinbelow, by and between

(1) The Learning Partnership.com Trading Limited with its head office located at First Floor Offices, 5 London Road, Bicester, Oxfordshire OX26 6BU United Kingdom (hereafter “TLP”); and

(2) D3esports Corp., a Wyoming corporation with its principal place of business at 1 Performance Drive, Suite F, Angleton, Texas 77515 (“D3esports”);

(3) Dawson Racing, Inc., a Wyoming corporation, with its principal place of business at 1 Performance Drive, Suite F, Angleton, Texas 77515 (“Dawson Racing”); and

(4) StemGen Connect, Inc., a Texas corporation, with its principal place of business at 1 Performance Drive, Suite F, Angleton, Texas 77515 (“StemGen Connect”) and

(collectively hereafter sometime referred to as the Joint Venture, the JV or the “Parties” and each a “Party” as the context requires).

WHEREAS:

(A) TLP has developed and provides to Schools:

(i) a portfolio of STEAM related physical and digital classroom projects, challenges and activities (hereafter collectively the “Activities” and each an “Activity”) and the operation of associated regional and national competitions based on the applicable Activity; and

(ii) access to STEAM digital teaching resources and educational and careers content hosted on TLP’s advanced Social Learning Cloud Platform and Content/Resource Eco-System (the “Dendrite Platform”) to inspire current and future generations to actively engage in STEAM related subject areas and to promote STEM Career Pathways, and is seeking to enter the North American market exclusively through the JV.

(B) D3esports is a premier developer and creator of in-game and on-track virtual to real eSports gaming platform(s) in the motorsports industry and has developed a proprietary eSports player platform and operates the D3esport Championship and the supporting technologies that it wishes to promote into the North American market exclusively through the JV and non-exclusively (initially) outside of the North American market through the relationship(s) created with TLP pursuant to this Agreement.

(C) Dawson Racing is a world-class automotive engineering company and, inter alia, operates, manages and races The ______________ Racing Team in the International Motor Sport Association (IMSA) Le Mans Prototype Challenge (LMP3) class race schedule and wishes to work with the other Parties to, inter alia, _____________________________________

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(D) The Parties have established a corporation under the name and title “StemGen Connect, Inc.” incorporated in Texas and in which each Party is to be a shareholder and this Agreement is intended to set out the basis upon which Parties have each determined in good faith and in a timely manner to:

(i) collaborate and work together, and with the JV, to develop, implement, operate and manage the business of the JV and, respectively, to grant certain rights and make available certain resources to StemGen Connect for such purpose(s); and

(ii) work together and manage the relationship between themselves as shareholders in StemGen Connect and the management of the JV.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Structure and Purpose(s) of this Agreement

1.1 Counterparts: This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.  The exchange of a fully executed version of this Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement and no exchange of originals is necessary.

1.2 This Agreement is intended to set out the basis upon which the Parties agree to conduct themselves jointly and severally (as the context stipulates or requires) as contracting parties and as shareholders in StemGen Connect and in the establishment, implementation, operation and management of StemGen Connect and the promotion of the JV Business.

1.3 In this regard, to facilitate clarity as between the Parties themselves, the following provisions of this Agreement have been constructed in four (4) principal Parts designed to cover the following principal subject areas respectively:

Part A: Provisions relating to the incorporation and structure of StemGen Connect, the agreed shareholdings in StemGen Connect to be held by each of the Parties immediately upon incorporation of StemGen Connect, the principal scope of business of StemGen Connect and the appointment of the Chief Executive Officer of StemGen Connect (hereafter the “CEO”).

Part B: Provisions relating to the operation of StemGen Connect and the various rights to be granted to StemGen Connect by each of the Parties hereto respectively, and the basis upon which the Parties (acting jointly and severally as the context stipulates or requires) agree to cooperate and work together and to cooperate and work with the Parties, in good faith and in a timely manner during the period of this Agreement to, inter alia:

(a) support the CEO in the definition and creation of a long-term (provisionally three-year) forward looking, detailed and rolling business plan for the JV, and related thereto, an implementation and operations plan and timetable and operating budgets (hereafter collectively referred to as the “Plan”), in respect of which the JV Business will be developed, implemented, operated and managed under the day to day direction of the CEO; and

(b) promote and support the JV Business and the business objectives and purposes of the JV in accordance with the Plans (and as may be otherwise agreed from time to time) during the period of this Agreement.

(c) explore and exploit commercial opportunities facilitated by the Integration of the Dendrite Platform and the D3 Platform outside of North America.

Part C: Provisions relating to the joint and several rights and obligations of the shareholders of StemGen Connect) as between themselves and in respect of the operation and management of StemGen Connect.

Part D: General provisions relating to the rights and obligations of the Parties and the operation of this Agreement.

1.4 Effective Date: This Agreement shall commence on the final date that this Agreement is signed by a Party pursuant to the Counterpart regime set out in Clause 1.1 above (the “Effective Date”) and shall continue in existence until terminated, liquidated, or dissolved by law or as hereinafter provided.

1.5 Representations and Warranties. Each Party hereby represents and warrants to and hereby covenants with each other Party that it has the right and authority to enter into this Agreement and to grant the rights and perform its obligations as set out in this Agreement.

1.6 Definitions

In this Agreement, the following words and expressions shall have the following meanings:

“Act” means any statutory or other legal requirement arising under the laws of the United States of America (and/or any State thereof) and/or the United Kingdom and/or any other country that is applicable to a Party, or the JV Business and the conduct thereof and references to statutory provisions shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision unless any such change imposes upon any Party (as between the Parties themselves or as between a Party and StemGen Connect) any liabilities or obligations which are more onerous than as at the Effective Date.

“Activities” means the portfolio of physical and digital classroom STEAM projects, activities and challenges developed by TLP and the operation of associated regional and national competitions based on the Activities and comprising as at the Effective Date:

(a) Fly to the Line – a Glider Activity and Challenge designed for Grade 4-6 Elementary Schools;

(b) Race to the Line – a model rocket car Activity and Challenge designed for Grade 7 & 8 Middle Schools; and

(c) Navigate to the Line – Lighter than Air Drones (aerostats) Activity and Challenge designed for Grade 9 High Schools.

“Affiliate” means a Person that directly or indirectly through one or more intermediaries, Controls, or is controlled by, or is in common Control with, the Person specified.

“Articles” means the articles of association adopted by StemGen Connect on incorporation and as may be amended from time to time and at any time during the period of this Agreement as agreed by the Parties collectively or as required pursuant to Clause A5 below or as may be required by applicable law.

“Business Day” means a day on which the English clearing banks are ordinarily open for the transaction of normal banking business in the City of London (other than a Saturday or Sunday);

“Cause” means, with respect to any Party, an event where such Party:

(i) has committed an act of fraud, dishonesty, misrepresentation or breach of trust;

(ii) has been found by any regulatory body or self-regulatory organisation having jurisdiction over the Party or its Affiliates to have, or has entered into a consent decree determining that such person, violated any applicable regulatory requirement or a rule of a self-regulatory organisation;

(iii) has committed an act constituting gross negligence or wilful misconduct;

(iv) has become subject to any proceeding seeking to adjudicate such Party as a bankrupt or as insolvent, or seeking liquidation, reorganisation, arrangement, adjustment, protection, relief or composition of the debts of such Party under any Act or law relating to bankruptcy, insolvency or reorganisation or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for such Party or for any substantial part of the property of such Party, or such Party has taken any action authorising such proceeding.

“Common Shares” means the shares identified as such in the Articles and to be allocated and issued to each of the Parties respectively as set out in Clause A2 below following the Effective Date and any further allocation or issue of shares to a Party at any time during the period of this Agreement as agreed by the Parties collectively and any equity securities issued or issuable in exchange for or with respect to such Common Shares by way of a dividend, split or combination of shares or in connection with a reclassification, recapitalisation, merger, consolidation or other reorganisation.

“Preferred Shares” means the shares identified as such in the Articles and to be allocated and issued (by way of fully paid up issue and/or by way of the grant of share options by StemGen Connect) to the CEO or any other person (not being a Party hereto) at any time during the period of this Agreement on such terms and conditions as agreed by the Parties collectively and any equity securities issued or issuable in exchange for or with respect to such Preferred Shares by way of a dividend, split or combination of shares or in connection with a reclassification, recapitalization, merger, consolidation or other reorganisation.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, through shareholders, the Board of Directors, or otherwise.

“Controlled Affiliate” of any Party means any Affiliate that directly or indirectly, through one or more intermediaries, is Controlled by such Party.

“Dendrite Platform” means the computer hardware and computer software, including licensed third-party software and data protocols comprised in the cloud based social learning platform operated by TLP from time to time and at any time during the period of this Agreement.

“Dendrite Platform Mirror” means the dedicated and branded section of the Dendrite Platform to be created, implemented, hosted and operated by TLP on behalf of the JV in respect of North America and which will mirror (as far as practicable) the structural framework and functionality supported by the Dendrite Platform in the context of the United Kingdom, including but not limited to the population of the Dendrite Platform Mirror with School data within individual School Communities to be created for each School participating in an Activity, alignment and translation of Dendrite Platform menu structures and STEM and career education-related content with applicable national or state curriculum(s).

“D3 Platform” means the computer software comprised in the hosting and operation of the D3esports eSports player platform and the D3 Esports Championship to be integrated by D3esports and TLP with (i) the Dendrite Platform (for ex-North America utilisation) and (ii) with the Dendrite Platform Mirror (for North American utilisation) for and on behalf of the JV and to be comprised in the JV Business.

“Intellectual Property Rights” or “IPR” means all intellectual and industrial property rights of any kind including (without limitation) patents, supplementary protection certificates, rights in Know-How, registered trademarks, registered designs, unregistered design rights, unregistered trade marks, rights to prevent passing off or unfair competition and copyright (whether in drawings, plans, specifications, designs and computer software or otherwise), database rights, topography rights, any rights in any invention, discovery or process, and applications for and rights to apply for any of the foregoing, in each case in the United States of America, the United Kingdom and all other countries in the world and together with all renewals, extensions, continuations, divisions, reissues, re-examinations and substitutions and “Intellectual Property” shall be construed accordingly.

“JV” means TLP, D3esports and Dawson Racing collectively

“JV Board” means the board of directors of StemGen Connect to be comprised of the CEO and those persons designated by each of the Parties as set out in Clause A4 below (or any such replacement(s) of any such person(s) from time to time and at any time effected by a Party in accordance with Clause A4 below) and any other person(s) that the Parties agree to appoint to the JV Board (either in an executive or non-executive capacity) from time to time and at any time.

“JV Business” means the business scope, purpose(s) and commercial operations of the JV envisaged and/or referred to in this Agreement as may be amended, extended, reduced or evolved from time to time and at any time during the period of this Agreement by prior agreement between the Parties.

“Know-How” means formulae, methods, plans, inventions, discoveries, improvements, processes, performance methodologies, techniques, specifications, technical information, tests, results, reports, component lists, manuals and instructions.

“Marks” means such trade and/or service marks or names owned and/or used by a Party and which pursuant to this Agreement such Party grants usage rights to the JV for the purposes of the JV Business;

“Person” means a natural individual, partnership, firm, company, corporation, and any other form of business association.

“Plan” means the business and implementation plans, timetables and operating budgets to be developed by the Parties under the direction of the CEO from time to time and, following submission thereof to the JV Board, to be approved by the JV Board pursuant to Clause C3 below.

“Rights” means collectively the various express authority(s), licences and permission(s) granted by a Party to the JV pursuant to this Agreement for the use by the JV of any IPR of such Party for the purposes of the JV Business, or as granted to TLP pursuant to Part D of this Agreement.

“Shareholder” means, as the context requires or intends, any Person holding Common, Preferred or any other category of Shares in StemGen Connect at the material time.

“Shares” means any share in the JV of any class in issue at the material time.

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1.4 Headings

The clause or section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

Part A: The Joint Venture

A1: Subscription for and Issue of Common Shares

Forthwith following the Effective Date, the Parties shall cause StemGen Connect to allocate and issue on a fully paid up basis Common Shares with a par value U.S. $.001 per Share and for a purchase price of par value U.S. $.001 per Share in the common stock of StemGen Connect as follows:

TLP: 500 Common Shares representing 50% of the issued share capital of StemGen Connect;

D3esports: 250 Common Shares representing 25% of the issued share capital of StemGen Connect;

Dawson Racing: 250 Common Shares representing 25% of the issued share capital of StemGen Connect.

A2. Acknowledgements

Each Party acknowledges and agrees that:

(a) Common Shares issued to a Party will be subject to the Articles and to the terms and conditions (including but not limited to certain voting obligations and restrictions on transferability of shares) as set forth in this Agreement. In the event of any conflict between the Articles and the terms of this Agreement, the terms of this Agreement shall prevail, and the Parties shall forthwith apply their position and rights as shareholders to cause StemGen Connect to amend the Articles to remove any such conflict; and

(b) Except as expressly otherwise stated herein or as may be otherwise agreed by the Parties from time to time and at any time during the period of this Agreement, all revenues generated from the operation of the JV and the JV Business shall vest in StemGen Connect and shall be applied to support the then current Plan and future forecast working capital requirements of StemGen Connect.

(c) Each of the certificates representing the Shares shall bear the following legend:

“None of the Shares represented by this certificate may be sold, assigned, transferred, pledged, hypothecated or in any other way disposed of or encumbered, voluntarily or involuntarily, by gift, bankruptcy, operation of law, winding up of a corporation or otherwise, except in accordance with the provisions of a Joint Venture Agreement, dated ______________, a copy of which may be inspected at the principal office of StemGen Connect.. All of the provisions of such Joint Venture Agreement are incorporated herein by this reference.”

A3. The Business of the JV

The Parties acknowledge and agree that the principal scope of the JV Business shall be to:

(a) in the name of StemGen Connect, to promote, sell, implement, operate and manage the TLP STEM “To the Line” series of Activities and challenges in North America in accordance with the then current Plan;

(b) in the name of StemGen Connect, to promote, sell, implement, operate and manage the portfolio of eSport gaming products, services and resources made available through the D3 Platform to users in North America; and

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(d) pursue such other commercial activities in North America as the JV Board may approve from time to time.

A4. Appointment of the Chief Executive Officer

A4.1 Forthwith following the Effective Date, the Parties shall consult in good faith with a view to identifying the CEO and thereafter effecting the appointment of such person as the CEO on such remuneration and terms and conditions of employment as agreed between the Parties and the CEO in writing.

A4.2 The Parties agree that the CEO shall have the authority to conduct the daily operation of the JV and the JV Business pursuant to and in accordance with the then current Plan(s) as approved by the JV Board.

A5. Composition of the JV Board

A5.1 Unless otherwise agreed by the Parties hereto unanimously at any time and from time to time during the period of this Agreement, each Party shall be entitled to nominate and appoint one person to the JV Board in respect of each complete 20% block of Common Shares held by it from time to time and at any time during the period of this Agreement.

In such context, forthwith following the incorporation of StemGen Connect, the Parties shall procure that StemGen Connect shall appoint the following persons to the JV Board:

(i) Representing TLP: Mr Aulden Dunipace and Mr Richard Newsome

(ii) Representing Dawson Racing: Mr Ian Dawson

(iii) Representing D3esports: Mr Simon Dawson

A5.2 Each Party will vest its designated JV Board member with full authority to represent such designating Party in all matters relating to this Agreement and in whom each designating Party shall vest the authority to give any notice and/or to make any decision required of that Party pursuant to this Agreement and otherwise manage and to facilitate the performance by the designating Party of its roles, responsibilities and obligations under this Agreement.

A5.3 The Parties agree that the CEO shall forthwith following his/her appointment by the Parties, be appointed to the JV Board and shall hold such tenure for the duration of his/her employment by the JV.

A5.4 The JV Board shall elect a Chairman from within its membership to preside over each JV Board Meeting but so that such person elected as Chairman shall have no extra or casting vote as a function, result or consequence of such appointment. In case the Chairman is not present at a JV Board meeting, the CEO shall act as Chairman in his absence.

A5.5 Each Party agrees to cause its nominated and elected JV Board member to attend and fully participate in JV Board meetings and to conduct himself professionally and in good faith and, as a JV Board Member, to attend (unless prevented from doing so for good and substantiated reason) facilitate and comply with the actions, requirements, timetables and other provisions set out in this Agreement below and with all terms and conditions set forth in this Agreement, all applicable laws, and all properly passed resolutions of the JV Board.

A5.6 In case a JV Board member dies, resigns, or is removed by his/her designating Party for any reason, then the designating Party shall fill the vacancy promptly so as to appoint as his/her replacement JV Board member.

A6. Public Announcements

Except as expressly specified in this Agreement or as agreed by the Parties in each case, each Party undertakes to the other Parties that it shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter except that any Party may without obtaining the prior approval of the other Parties:

(a) make any press release to the effect that it has become a Shareholder in StemGen Connect; or

(b) make or permit to be made an announcement concerning or relating to this Agreement or its subject matter (other than any Confidential Information) with the prior written approval of the JV Board or if and to the extent required by law, any securities exchange on which such Party’s securities are listed or traded, any regulatory or governmental or other authority with relevant powers to which such party is subject or submits, whether or not the requirement has the force of law; or any court order.

Part B: Commitments of the Parties

B1. With effect from the Effective Date:

(a) Each Party will during the period of this Agreement liaise with the CEO to make available to the Parties – and effect such introductions as the Parties may require from time to time - such third-party corporate relationships that such Party has to promote the success of the JV Business and enhance the delivery of the Plan.

(b) TLP grants to the JV during the period of this Agreement the exclusive Rights to promote, market, sell, implement and operate the Activities in North America in the name of StemGen Connect and to procure such products and components as are comprised in each Activity from TLP at TLP’s then current standard wholesale prices therefor and to use TLP Marks for the purposes of the JV Business on a royalty free basis.

(c) D3esports grants to the JV during the period of this Agreement the Rights to:

(i) on an exclusive basis, promote, market and sell Title Branding on the D3esports Championship and Monthly Open and Showdown naming rights and the JV shall be entitled to the benefit of all revenues generated by the North American D3esports championship launched via the JV; and

(ii) promote market, sell and distribute the D3esports Simulator products and services into North American Schools; and

(iii) to use D3esports Marks for such purposes and for the purposes of the JV Business on a royalty free basis.

(iv) sales will be invoiced through D3esports to School or if StemGen Connect purchases them from D3esports on behalf of itself or a Corporate mentor to which these simulators can be bespoke to StemGen Connect.

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(e) Content Development: TLP shall make available to the JV access to TLP’s content development expertise to develop appropriate teaching resources and materials for, inter alia, (i) the operation and support of the Activities, and (ii) the creation and publication of supporting content therefor in accordance with any curriculum requirements in each State or Province in North America in which the JV intends to offer the Activities to Schools.

(f) Commercial Support for Activities: TLP will work and cooperate with the JV to develop commercial propositions relating to the Activities, including but not limited to the JV’s Activity pricing strategy(s) and the development of commercial sponsorship models and supporting documentation to facilitate and financially support School participation in the Activities or any of them.

(g) D3 eSports: The Parties will work and cooperate with each other and the JV to (i) develop and implement a combined esports to live racing experience in order to build integration points with mainstream education targeted at school age groups from 14 years old and upwards, and (ii) plan and implement the Integration (by way of API’s or other appropriate systems integration methodologies) of the Dendrite Platform with the D3 Platform such that the JV is established as the exclusive esports partner to the Dendrite Platform in North America and, subject as set out in Clause B2 below, TLP is established as the non-exclusive esports partner to the Dendrite Platform in respect of the rest of the world.

B2 International Opportunities: With effect from the Effective Date, TLP and D3esports agree to cooperate and work together in good faith and in a timely manner in respect of the planning, implementation and exploitation of the D3 Platform integration with the Dendrite Platform, the operation of the D3esports Championship and the associated product, service and other commercial revenue opportunities outside of North America presented thereby and focussed through the offices of TLP, its international partner relationships and the Dendrite Platform, such cooperation to include (but not be limited to):

(a) the grant of non-exclusive Rights to TLP for such purpose(s) by D3esports for a period of one calendar year from the Effective Date and the commercial and financial terms that will apply between them, and thereafter,

(b) with an option to convert if agreed by TLP and D3esports to an exclusive global partnership in respect of the D3esports Championship upon completion of year 1 of the North American Championships.

B3 The Dendrite Platform and Dendrite Platform Mirror

(a) As soon as reasonably practicable following the Effective Date and in accordance with the Plan, the Parties undertake to work and cooperate in a timely manner between themselves:

(i) to agree a target “commercial launch date” being the target date(s) when the JV shall commence the commercial promotion, marketing and sale of the Activities (and each Activity) to Schools in North America and the D3 Platform; and

(ii) having regard to the “commercial launch date(s)” referred to above, to perform, execute and implement each of the steps and actions identified or referred to as applying to each of the Parties or to any Party individually (as the case may be) in the Implementation Service Level Specification to be agreed between the Parties for applicable initiative.

(b) Dendrite Platform Mirror: As required by the Plan, TLP shall create, implement, operate and maintain the Dendrite Platform Mirror for and on behalf of the JV and, in respect thereof:

(i) Subject to any planned or unplanned downtime for maintenance and/or modification or upgrade or at any time as required to remedy any faults or as a result of any actions or inactions of any third party (including but not limited to providers of cloud web services, internet service providers, telecommunications providers or infrastructure or systems providers) which affect the delivery of such matters and activities contemplated in this Agreement, TLP shall use its reasonable endeavours to ensure that the Dendrite Platform and the Dendrite Platform Mirror is available to Users on a 365 day, 24/7 basis.

(ii) The Parties acknowledge and agree that the scope, operation, technical and organisational structure and nature of the Dendrite Platform and content hosted thereon as at the Effective Date is as discoverable by browsing the website “www.dendrite.me” and that the specification, facilities and functions of the Dendrite Platform may evolve, expand, decrease, be amended or modified and/or otherwise change in any respect at any time and from time to time, either through the direct or indirect actions of TLP, its licensors, the provider or licensor of any software comprised therein or any content.

(iii) TLP reserves the right at any time and from time to time to take such actions as it may in its sole and absolute discretion see fit to evolve, expand, increase, decrease, vary, amend or modify and/or otherwise change in any respect at any time and from time to time any element of the Dendrite Platform, including the same as may apply to the Dendrite Platform Mirror.

(iv) TLP shall be required to provide written notice to the other Parties of any such actions as referred to in Clause B1.2(b)(iii) above only in the event that such actions may be reasonably deemed to have a significant material impact on the overall scope and nature of the Dendrite Platform, the Dendrite Platform Mirror or the experience of a User in accessing or using the Dendrite Platform or the Dendrite Platform Mirror.

B4. Intellectual Property Rights

B4.1 For the avoidance of doubt, any Rights granted to StemGen Connect by a Party pursuant to this Agreement shall comprise only commercial rights to, and the use of, any IPR of the applicable Party  to the extent reasonably necessary to enable StemGen Connect to apply and make use of the same solely for the purpose(s) of the JV Business.

B4.2 Each Party acknowledges and agrees that: (a) it shall not acquire or claim any title to any of the other Party’s Intellectual Property Rights (or those of the other Party’s licensors) by virtue of the Rights granted under this Agreement or through its use of such Intellectual Property Rights; and (b) agrees that it will not, at any time, do, or omit to do, anything which is likely to prejudice the other Party’s ownership (or the other Party’s licensors’ ownership) of such Intellectual Property Rights.

B4.3 All IPR co-developed by the Parties in respect of any product, service or any Know-how or technology the subject of any Rights will vest in the applicable Party(s) automatically and without any charge.

B4.4 All Intellectual Property Rights in the Dendrite Platform, the Dendrite Platform Mirror, the Activities, the D3 Platform and the D3esports Championship shall at all times remain owned by TLP or D3esports (as the context requires) or their respective licensors or providers and in the event that, and to the extent that, any rights in the same may vest in StemGen Connect or any other Party by operation of law or otherwise at any time and from time to time, any such other Party hereby assigns such rights to TLP or D3esports as the case may be.

B4.5 User Data: All User Data generated by the JV in respect of the utilisation of the Dendrite Platform, the Dendrite Platform Mirror and the D3 Platform as a result of the JV Business will automatically vest in TLP and D3esports and on a joint basis and may be retained and utilised by both Parties severally in the event of any termination of this Agreement.

B5. Subcontracting: A Party shall be entitled to subcontract or delegate the performance of any part of its roles, responsibilities and obligations as set out in this Agreement, provided that:

(a) in respect of any material role, responsibility or obligation, that Party notifies the other Parties in advance of any such sub-contracting or delegation and the identity of, and contact details for, any proposed sub-contractor(s);

(b) any sub-contracting or delegation by a Party shall not relieve that Party from any of its obligations or liabilities or under this Agreement nor result in that Party undertaking its obligations in a less efficient manner or taking longer to provide any information or carry out any obligation under this Agreement than would be the case were that Party undertaking the relevant obligation by its own staff;

(c) that Party shall retain full responsibility and liability for the work of sub-contractors; and

(d) that Party shall ensure that all sub-contractors’ personnel are suitably vetted, qualified, trained and experienced having regard to the subject matter and location of any works or other activities the subject of the sub-contract and have been fully familiarised with the working methods and any health and safety procedures applicable thereto (for example, as applicable to an Activity).

B6. Designated Operational Liaison(s)

(a) Each Party will supply to the other Parties a “Key Contacts List” which contains the name, office address and office and mobile telephone numbers, and a brief description of the person’s role and responsibilities in that Party’s business in respect of all designated managers with responsibility for a department/function within that Party’s business involved in the performance of those matters contemplated in this Agreement and that are to be undertaken in the context of the JV Business.

(b) Each Party undertakes to the other Parties that it will keep them fully informed on a timely basis of any changes to any of its personnel as referred to above.

Part C: Management of the JV and Shares

C1. Conduct of JV Board Meetings

C1.1 The Parties acknowledge and agree that:

(a) JV Board meetings shall be convened whenever necessary and as a minimum shall be held at intervals of not more than four (4) weeks and at least ten (10) JV Board meetings will be held in each calendar year.

(b) JV Board meetings may be held in person in the United States of America at a place and time designated by the then current Chairman of the JV Board during a Business Day and any JV Board member may attend any JV Board meeting electronically by video or tele-conference call. Meetings of the JV Board may be conducted entirely by video or tele-conference provided that all JV Board members are on the line during the entire period of the meeting.

(c) The CEO shall be responsible for compiling and submitting to each JV Board member at that time in electronic form reasonable advance notice (being not fewer than five Business Days) of each scheduled or other meeting of the JV Board (and any committee of the JV Board constituted at that time), such notice to be accompanied by a written agenda specifying the business to be discussed at such meeting together with all relevant papers; and as soon as practicable after each meeting of the JV Board (or committee of the JV Board) a copy of the minutes.

(d) The substance of the proceedings at each JV Board meeting and the resolutions thereof shall be recorded in the Minutes of the Meeting, which shall bear the names and the signatures of the Chairman of the Meeting, the JV Board members present and, where applicable, the Statutory Auditors present at the JV Board meeting.  The original Minutes of the JV Board meeting shall be preserved in the Head Office of the JV for a period of ten (10) years.  Copies of the Minutes of Meetings of the JV Board shall be promptly delivered to each then current Common Shareholder.

(e) The reasonable travel expense and accommodation charges of JV Board members attending any JV Board meeting and/or any Shareholder’s Meeting of StemGen Connect in person shall be borne by StemGen Connect.

(f) Unless otherwise agreed by all JV Board Members at that time, no business shall be transacted at any meeting of the JV Board (or committee of the JV Board) save for that specified in the agenda therefor.

(g) Except for those matters referred to in Clause C1.2 below which require the unanimous consent of the Parties, and provided the requirements of Clause C1.1(c) above have been complied with, the quorum required for any JV Board meeting or for any business transacted or decision made by the JV Board shall be a simple majority of JV Board members attending that meeting, either in person or electronically by telephone or video conference call.

(h) Where any approval or consent of a JV Board member is required for any business transaction, decision or matter to be made or given at a JV Board meeting or otherwise, any such approval or consent given by a JV Board member (whether or not such JV Board Member attends the JV Board meeting in person) in writing and submitted by post, by facsimile or by email transmission to the Company on or before the date of the JV Board meeting shall be sufficient for all purposes.

C1.2 Actions Requiring Unanimous Approval.

The following actions require unanimous approval of the JV Board:

(a) The adoption, amendment or repeal of any shareholder-handling regulation contained in this Agreement, the Articles or as required pursuant to an Act;

(b) Any borrowing or issue of bonds and/or debentures by StemGen Connect or any pledge or encumbrance of any Shares, bonds or debentures by a Shareholder or the giving of any guarantee of any obligation of any Person by the Parties;

(c) Any increase or decrease in the authorised share capital of StemGen Connect relating to Preferred Shares;

(d) The commencement of an IPO;

(e) Any appointment or removal without due cause of the CEO;

(d) The declaration of any dividend or other distribution of any kind by StemGen Connect;

(e) The investment or allocation of surplus funds by StemGen Connect other than as may be clearly contained the then current Plan or the transfer of any amount to reserves in any year out of earnings, after taxes, of StemGen Connect;

(f) The establishment of salaries or other remuneration or allowances in excess of one hundred thousand USD ($100,000) per year per individual and the salaries of the CEO and all persons reporting directly to the CEO;

(g) The adoption of any Share Option Scheme, pension plan, bonus plan, plan for retirement allowances, or employee welfare plan or policy.

(h) The adoption of any Plan proposed by the CEO and the operating budget identified therein;

(i) The organisation of, or the acquisition or disposition of any interest in the legal or beneficial ownership of any other company or business organization by StemGen Connect.

(j) Any acquisition, mortgage, pledge, sale, assignment, transfer or other disposition of any capital having a value in excess of fifty thousand, USD($50,000) which has not been provided for in the then current Plan and operating budget.

(k) Any agreement or transaction with any Party hereto or any Affiliate of any such Party, other than as expressly set out in this Agreement or in respect of purchases or sales in the ordinary course of business; and

(l) Any action substantially or adversely affecting the scope of the JV Business and the financial condition of the JV.

C2: Financial Records and Reporting

C2.1 The Parties shall procure that the JV shall keep all books of accounts and make all financial reports in accordance with the Generally Accepted Accounting Practices in the United States of America and as required by any Act, and shall prepare preliminary financial statements, including without limitation a balance sheet and income statement, within fourteen (14) days after the end of each of the first three (3) quarters of the JV’s fiscal year.

C2.2 The financial reports will be unaudited finalised versions thereof, including without limitation a balance sheet income statement, statement of cash flow, description of the JV Business and notes to the financial statement.

C2.3 At the end of the fourth quarter (Fiscal Year-End) and for JV entire fiscal year, a complete unaudited financial statement in the same manner and content as for the previous three quarters will be required by the JV Board, copies of which shall be forwarded to each Party.

C2.4 Right of Inspection: Each Party shall have the right by its duly authorised representative or accountant to inspect and have full access to all properties, books of account, records and the like and StemGen Connect shall furnish to the requesting Party all information concerning the same which the requesting Party may reasonably require in connection therewith, and the requesting Party shall have the right to inspect and make copies from the books and records of StemGen Connect at all reasonable times during normal business hours during a Business Day.

C2.5 Disclosure at JV Board Meetings: The Parties shall procure that the CEO on behalf of StemGen Connect shall prepare and deliver to each of the JV Board Members at that time for each quarter financial year, management accounts which reasonably reflect the financial affairs of StemGen Connect for that period including profit and loss accounts, balance sheets and cash flow statements and shall deliver them to each JV Board member five (5) Business Days after the end of each such quarter financial year or within such other time period as the JV Board Members shall require and agree from time to time.

C3 Shares in StemGen Connect

C3.1 Preferred Shares

C3.1.1 The Parties acknowledge and agree that Preferred Shares may be issued by StemGen Connect in the form of fully paid up Preferred shares on payment of the agreed subscription price per Preferred Share in each case or in the form of share options pursuant to a share option plan(s) adopted by StemGen Connect and approved by the JV Board from time to time setting out the vesting period and agreed subscription price per Preferred Share in each case) at any time and from time to time as determined by and with the prior approval of the JV Board to:

(a) any Person who enters into an employment agreement with StemGen Connect; or

(b) any Person who enters into a commercial relationship with StemGen Connect,

but so that as a condition of such subscription for Preferred Shares, such Person shall be required to execute a Deed of Adherence in such form as agreed and required by the JV Board and to enter into such commitments and restrictions (including but not limited to restrictions on voting rights, interest in dividends and the sale or other transfer of such Preferred Shares) as the JV Board may stipulate as a condition of the allocation and issue thereof.

C3.2 New Issue(s) of Common Shares or Other Shares to Investors

(a) The Parties envisage and acknowledge that a Party may from time to time, with the prior approval and agreement of the JV Board and each Party respectively, seek to attract equity working capital from one or more third party(s) (the “Investor(s)”) to support the JV Business and its development and that, in such circumstances, the JV may seek to acquire such working capital through allocation and issue of Common Shares, or the creation of a new class of share in StemGen Connect.

(b) In such circumstances, following consent thereto being given by the JV Board in a JV Board meeting and by each Party respectively:

(i) notwithstanding any other provision of this Agreement or the Articles, each Party shall waive, and shall be deemed for all purposes pursuant to this Agreement to have waived any pre-emptive rights or rights of first refusal in respect thereof; and

(ii) StemGen Connect shall be authorised to, and shall, issue such agreed number of Common Shares or such number of the new class of share in StemGen Connect (as the case may be) to the Investor(s) who subscribe therefor at the subscription price therefor and/or for other agreed full and valuable consideration and who enter into a Deed of Adherence in such form as agreed and required by the Parties therefor.

C3.3 Rights of First Refusal in New Issues of Common Shares

(a) Except as provided in Clause C3.2 above, without the express prior written consent of each Party hereto, StemGen Connect shall not issue or agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Common Shares, unless in each case StemGen Connect shall have first offered to sell to each Party (which for the purposes of this Clause C3.3 shall include any Investor(s) who has acquired and holds Common Shares pursuant to Clause C3.2 above) pro rata in proportion to such Party(s) then ownership of Common Shares, such securities (the “Offered Securities”) (and to sell thereto such Offered Securities not subscribed for by the other Common Shareholders as hereinafter provided), at a price and on such other terms as shall have been specified by, and submitted  in writing. to each Party (the “Stock Offer”), which Stock Offer by its terms shall remain open and irrevocable for a period of 21 days (subject to extension pursuant to the last sentence of subsection (b) below) from the date it is delivered by StemGen Connect to a Party.

(b) Notice of each Party’s intention to accept, in whole or in part, a Stock Offer shall be evidenced by a writing signed by such Party and delivered to the other Parties prior to the end of the 21-day period of such Stock Offer, setting forth such portion of the Offered Securities as such Party elects to purchase (the “Notice of Acceptance”).

(c) If any Party shall subscribe for less than its pro rata share of the Offered Securities to be sold, the other subscribing Party(s) shall be entitled to purchase the balance of that Party’s pro rata share in the same proportion in which they were entitled to purchase the Offered Securities in the first instance (excluding for such purposes such non-subscribing Party), provided any such other Party’s elected by a Notice of Acceptance to purchase all of its pro rata share of the Offered Securities.

(d) StemGen Connect shall notify each Party within 14 days following the expiration of the 21-day period described above of the amount of Offered Securities which each Party may purchase pursuant to the foregoing provisions of this Clause C3.3, and each such Party shall then have 21 days from the delivery of such notice to indicate such additional amount, if any, that such Party wishes to purchase and to subscribe on a fully paid up basis therefor.

(e) In each case, any Offered Securities not purchased by the Party(s) or other person or persons in accordance with the foregoing provisions of this Clause 3.3 may not be sold or otherwise disposed of by StemGen Connect until they are again offered to the Parties under the procedures specified in this Clause C3.3.

C3.4 Deed(s) of Adherence

Where StemGen Connect is required to enter into a Deed of Adherence pursuant to this Agreement, each Party hereby irrevocably appoints and grants and delegates all power and authority to the Chairman of the JV Board and/or the Chief Executive Officer of StemGen Connect by way of power of attorney to execute such Deed of Adherence as a Deed for and on its behalf.

C3.5 Other Provisions relating to the Sale and Transfers of Shares

(a) Except as expressly otherwise provided or permitted in this Agreement, a Party (which for the purposes of this Clause C3.5 shall also include the holder of any Preferred Shares or other class of shares in StemGen Connect in issue at any time) may not transfer, give, convey, sell, pledge, bequeath, donate, assign, encumber or otherwise dispose of any Shares except pursuant to this Agreement.

(b) Sale and Transfers to StemGen Connect

Notwithstanding anything to the contrary contained in this Agreement or the Articles, a Shareholder may give, sell, transfer or otherwise dispose of all or any of its Shares to StemGen Connect at such price and on such terms and conditions as such Shareholder and the JV Board may agree but so that StemGen Connect shall not be obliged to so agree to any transaction in any particular case unless instructed so to do by the Parties collectively.

(c) Sale and Transfers of Common Shares to Others

Except as otherwise provided for in this Agreement, a Party (for the purpose of this Clause C3.5(c) being the “Offering Shareholder”) desiring to dispose of some or all its Common Shares may do so only pursuant to a bona fide offer to purchase (the “Offer”) and after compliance with the following provisions:

(i) The Offering Shareholder shall first give written notice to StemGen Connect and the remaining Common Shareholders of its intention to dispose of its Common Shares, identifying the number of Common Shares it desires to dispose of, the proposed purchase price per Common Shares and the name of the proposed purchaser and attaching an exact copy of the Offer received by such Offering Shareholder.

(iii) StemGen Connect shall have the exclusive right to purchase all of the Common Shares which the Offering Shareholder proposes to sell at the proposed purchase price per Common Share.

(iv) StemGen Connect shall exercise this right to purchase by giving written notice to the Offering Shareholder (with a copy thereof to each of the continuing Common Shareholders) within 21 days after receipt of the notice from the Offering Shareholder (the “21 Day Period”) that StemGen Connect elects to purchase the Share Common Shares subject to the Offer and setting forth a date and time for closing which shall be not later than 31 days after the date of such notice from StemGen Connect.

(v) At the time of closing, the Offering Shareholder shall deliver to StemGen Connect certificates representing the Common Shares to be sold, together with stock powers duly endorsed in blank. The Common Shares shall be delivered by the Offering Shareholder free of any and all liens and encumbrances. All transfer taxes and documentary stamps shall be paid by the Offering Shareholder.

(vi) If StemGen Connect fails to exercise its right to purchase pursuant to the foregoing provisions of this Clause C3.5(c), the other Common Shareholders (the “Continuing Shareholders”) shall have the right for an additional period of 10 days (the “Additional 10 Day Period”) commencing at the expiration of the 21 Day Period to purchase the Common Shares which the Offering Shareholder proposes to sell at the proposed purchase price per Common Share.

(vii) The Continuing Shareholders shall exercise this right to purchase by giving written notice to the Offering Shareholder prior to the expiration of the Additional 10 Day Period that they elect to purchase its Shares (such Continuing Shareholder(s) hereafter referred to as a “Buyer”) and setting forth a date and time for closing which shall be not later than 31 days after the expiration of the Additional 10 Day Period.

(viii) Any purchase of Shares by all or some of the Continuing Shareholders shall be made in such proportion as they might agree among themselves or, in the absence of any such agreement, pro rata in proportion to their ownership of Common Shares In StemGen Connect (excluding the Offering Shareholder’s Shares) at the time of such offer, but in any event one or more of the Continuing Shareholders must agree to purchase all the Common Shares which the Offering Shareholder proposes to sell.

(ix) At the time of closing, the Offering Shareholder shall deliver to each Buyer certificates representing the Common Shares to be sold, together with stock powers duly endorsed in blank. Said Common Shares shall be delivered by the Offering Shareholder free and clear of any and all liens and encumbrances an all transfer taxes and other applicable levies, charges or stamps shall be paid by the Offering Shareholder.

(x) When exercising the rights granted in this Clause C3.5(c), a Buyer must elect to purchase all Common Shares which the Offering Shareholder proposes to sell for the price and upon the same terms for payment of the price as are set forth in the Offer; provided, however, that if said offer received by the Offering Shareholder shall provide for any act or action to be done or performed by the party making such Offer at any time before or within 21 days after the last day for exercise of Buyer’s right to purchase pursuant to this Clause C3.5(c), then the Buyer shall be deemed to have complied with the terms and conditions of such Offer if Buyer does or performs such act or action within 21 days after the last day for exercise of Buyer’s right to purchase pursuant to this Clause C3.5(c).

(xi) If either StemGen Connect or some or all of the Continuing Shareholders do not elect to purchase all of the Common Shares which the Offering Shareholder proposes to sell, the Offering Shareholder may accept the Offer which the Offering Shareholder mailed with its notice to StemGen Connect pursuant to Clause 3.5 (c)(i) above and transfer all (but not less than all) of the Common Shares which it proposes to sell pursuant thereto on the same terms and conditions set forth in such Offer, provided that any transferee of such Shares shall be bound by this Agreement, and further provided that if such sale is not completed within 21 days after the date notice is received by StemGen Connect under Clause C3.5(c)(i) above, all such Common Shares shall again become subject to the restrictions and provisions of this Agreement.

C4. Offer to Purchase StemGen Connect

C4.1 Where a bona fide third party offer (an “Offer”) or invitation (the “Invitation”) is made by any Person (the “Purchaser”) to StemGen Connect and/or any Shareholder (the “Recipients”) to acquire all of the issued share capital of StemGen Connect at that time, the JV Board shall forthwith convene a JV Board meeting to consider the Offer or Invitation.

C4.2 If such Offer or Invitation is in terms acceptable to the JV Board, StemGen Connect shall have the right to require all Shareholders (hereafter “Called Shareholders and each a “Called Shareholder”) to transfer all of their Shares to the Purchaser, or as the Purchaser directs, at the same time and on the same terms but on the basis that the aggregate consideration for all such Shares shall be allocated as between all Shareholders pro rata to their respective Shareholdings, by giving notice in writing to that effect to such Shareholders.

C4.3 If a Called Shareholder makes default in transferring any shares pursuant to this Clause C4, the then Chairman of the JV Board or failing him one of the JV Board members (the “Attorney”), shall forthwith be deemed to be the duly appointed attorney of the Called Shareholder with full power to execute complete and deliver in the name and on behalf of the Called Shareholder all such documentation as is required to transfer the relevant Shares (including any agreements required to be entered into by all shareholders by the Purchaser) to the Purchaser and the Attorney may receive and give a good discharge to the Purchaser for the consideration due to the Called Shareholder and (subject to the transfer being duly stamped) enter the name of the Purchaser in the register of members as the holder or holders by transfer of the Shares so purchased by him or it.

C4.4 The Attorney shall procure that the consideration due to the Called Shareholder is deposited into a separate bank account in StemGen Connect’s name which StemGen Connect shall hold on trust (but without interest) for the Called Shareholder until he shall deliver up his certificate or certificates for his Shares, as the case may be.

C4.5 Any pre-emption rights contained in this Agreement or in the Articles shall not apply to any transfers made pursuant to this Clause C4.

C4.6 In the event of any conflict between the provisions of this Clause C4 and the provisions of any other provision of this Agreement or the Articles, the provisions of this Clause C4 shall prevail.

C5. IPO Scenario

C5.1 The Parties acknowledge and agree that it may be in the joint and several interests of the Parties to undertake an IPO within a target of five (5) years of the Effective Date.

C5.2 Subject to any restrictions to which the Parties are subject, each Party will keep one another informed of all and any material developments which might lead to any IPO.

C5.3 In the event that the JV Board determines to pursue an IPO, it is hereby agreed by each of the Parties that, at the appropriate time(s) prior to, or on an IPO, each of the Parties shall in good faith and in a timely manner:

(a) to the extent necessary or advisable (on the advice of StemGen Connect’s brokers) agree to convert the class of Shares held by them to a single class of Shares; and

(b) to execute in a timely manner any deed or document or to provide any waiver, approval, consent or permission as may be required by StemGen Connect, StemGen Connect’s brokers, any relevant exchange, or any regulatory authority to be executed or provided by each or any Shareholder for the purposes of the IPO; and

(c) to the extent required by the applicable rules of the relevant exchange, retain such number of their Shares in StemGen Connect held at the time of the IPO for such period after IPO as is required by the applicable rules of the relevant exchange; and

(d) have regard to the recommendation of StemGen Connect’s brokers on an IPO in determining their respective sale of Shares upon StemGen Connect’s IPO and shall make such determination with a view to ensuring the success of the IPO.

C6. Closing: Except as otherwise agreed to or expressly provided for herein, closing pursuant to the exercise of a right to purchase or sell Shares pursuant to this Agreement shall be held at the principal executive offices of StemGen Connect.

C7. Requirements of StemGen Connect

StemGen Connect shall, and the Parties shall procure that StemGen Connect shall:

(a) maintain all necessary and reasonable insurance required by the laws of The United States of America to include, but not be limited to all forms of public, employee and product liability insurance;

(b) have in place an Anti-Bribery and Corruption Policy for all employees, contractors, consultants and affiliated third parties;

(c) engage an established and qualified audit firm to keep the books and records of StemGen Connect and for the purpose of providing financial statements for use by each Party and their respective auditors and for the timely preparation of all and any financial reporting necessary to comply with any Act.

(d) develop and implement a dividend policy relating the distribution of available profits to the Shareholders and/or as between Classes of Shareholders.

Part D: General Provisions

D1. Confidential Information

D1.1 “Confidential Information” means information disclosed by or on behalf of one Party to another Party in connection with this Agreement which (i) if disclosed in writing or in other tangible form and is clearly marked as confidential at the time of disclosure, or (ii) if disclosed orally or in other intangible form and clearly indicated as confidential at the time of disclosure and, within thirty (30) days after such disclosure, followed up with a written notice stating the content and nature of such Confidential Information, or (iii) information which by its nature should reasonably be considered to be confidential, but Confidential Information does not include:

(a) any information which is in the public domain at the time of its disclosure or subsequently becomes part of the public domain other than as a result of a breach by the Party receiving the Confidential Information;

(b) any information that was known to the Party receiving the Confidential Information at the time of disclosure of the confidential information except as a result of a prior confidential disclosure by the Party disclosing the Confidential Information; or

(c) any information that is disclosed to the Party receiving the Confidential Information by any third party who is not known to the Party receiving the Confidential Information to be acting in breach of a confidentiality obligation owed to the Party disclosing the Confidential Information; or

(d) is or has been independently developed by the receiving Party as evidenced by its books of record.

D1.2 Each of the Parties covenants and agrees, during the period of this Agreement and for a period of three (3) years thereafter, on behalf of itself, its JV Board member(s), Directors, officers, employees and agents to maintain in strict confidence and not to make any unauthorised use of Confidential Information received from any other Party pursuant to this Agreement.

D2. Termination

D2.1 Except as provided below, this Agreement may not be terminated by a Party in whole or in part but so that a Party shall cease to be a party to this Agreement for the purpose of receiving benefits and enforcing its rights with effect from the date it ceases to hold or beneficially own any Shares (but without prejudice to any benefits and rights or liabilities accrued prior to such cessation).

D2.2 Insolvency of StemGen Connect.  This Agreement shall be terminated, and StemGen Connect dissolved accordingly upon the occurrence of any of the following events to StemGen Connect:

(a) liquidation, bankruptcy or insolvency;

(b) termination of business by unanimous decision of the then current Shareholders;

(c) the appointment of any trustee, receiver or liquidator for substantially all of the assets of the business of StemGen Connect;

(d) the attachment, sequestration, execution or seizure of substantially all of the assets of StemGen Connect, which attachment, sequestration, execution or seizure is not vacated within thirty (30) days from the institution thereof;

(e) judicial, governmental or any sale other than a voluntary sale of substantially all of the assets of StemGen Connect by the JV Board.

D3.3 Withdrawal of a Party For Cause

In the event that a Party (the “Defaulting Party”):

(i) is in material, sustained and substantial default in the performance of any of its undertakings in this Agreement and such default shall not be remedied to the reasonable satisfaction of the non-defaulting Parties within sixty (60) days next after written notice of such default shall have been given to the Defaulting Party by the JV Board and the other Parties, in which case such withdrawal and cancellation of Shares shall take place on or as soon as reasonably practicable after such sixtieth (60th) day; or

(ii) files a petition in bankruptcy or for a receiver for all or any substantial portion of its property and assets, or if such petition shall be filed against the Defaulting Party and shall not be dismissed with thirty (30) days from its filing, or

(iii) if the Defaulting Party shall file a petition for reorganization or to effect a composition with its creditors or such a petition shall be filed against the Defaulting Party and shall not be discharged within thirty (30) days after the date of its filing, or

(iv) if the Defaulting Party shall make a general assignment for the benefit of creditors,

(v) if there is a change in control of D3esports or Dawson Racing, that shall be deemed to have occurred if any person (as such term is used in section 13(d) and 14(d) of the Securities Exchange Act of 1934) (“Person”) becomes beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of then outstanding securities of either D3esports or Dawson Racing, and

(vi) in the case of any such termination, all of the rights and obligations under and pursuant to this Agreement shall cease and terminate, except such as shall have accrued prior to termination, including but not limited to, any and all claims and demands for damages for any breach of any covenant contained in this Agreement, the Parties agree that the Defaulting Party may be required by the other Parties (acting unanimously and in good faith) to:

(a) forthwith withdraw from this Agreement; and

(b) forthwith transfer its then current Shareholding to be effected by (i) the cancellation of such Shares comprised in the Shareholding by StemGen Connect, or (ii) the re-allocation thereof by StemGen Connect to the other Common Shareholders on a pro rata basis, or (iii) other similar means, and at no cost or liability on the part of the remaining Parties in the execution and completion thereof,

D3.4 Survival. Clause D1.1 of this Agreement shall survive and continue to be effective after the termination of this Agreement.

D3.5 Conduct:  Each Party undertake to each other Party that it will:

(a) act in good faith and in a timely manner and conduct business in a manner that reflects favourably at all times on the products, services or technology of the other Parties and the good name, goodwill, and reputation of the other Parties;

(b) avoid deceptive, misleading, or unethical practices that might be detrimental to objectives of this Agreement and/or the other Parties, Schools or the public; and

(c) not make any false or misleading representations with regard to the other Parties or their products and services.

D3.6 Entire Agreement. This Agreement supersedes all negotiations, commitments and writings prior to the Effective Date pertaining to the subject matter of this Agreement.

D3.7 Amendments: This Agreement shall not be varied, changed or modified in any manner, except with the express written approval of each Party and signed by a duly authorized representative of such Party.

D3.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assignees.

D3.9 Notices.

(a) Each Party shall, at all times, designate and keep StemGen Connect and each of the other Parties, informed of its then current physical address and its then current telephonic and email electronic email address for the purposes of the giving or, receipt by it of, notices, communications and/or information required by or in connection with this Agreement.

(b) All notices or other communications required to be given pursuant to this Agreement shall be in writing, in English and shall either be delivered by hand or sent by first class post or fax, email or other electronic form to any Party, at it’s the last designated physical address and/or or such telephonic number or email electronic address as it may have notified to StemGen Connect pursuant to Clause D3.9(a) above;

(c) A notice or communication sent according to this Clause D3.9 shall be deemed to have been received:

(i) if delivered by hand, at the time of delivery;

(ii) if sent by pre-paid first-class post, on the third day after posting; or

(iii) if sent by fax, email or other electronic format, at the time of completion of transmission by the sender,

except that if a notice or communication is received between 5.30 pm on a Business Day and 9.30 am on the next Business Day, it shall be deemed to have been received at 9:30am on the second of such Business Days.

D3.10 Dispute Resolution

(a) Each Party hereby undertakes and agrees that it will not commence court proceedings or arbitration relating to any dispute arising from this Agreement without first complying with this Clause D3.10, except: (a) where a Party seeks urgent interlocutory relief; or (b) where the dispute relates to compliance with this Clause D3.10.

(b) A Party claiming that a dispute has arisen under this Agreement must give written notice setting out the details of the dispute to the JV and to the other Party or Parties in dispute. Each Party that has given or received notice of the dispute must promptly:

(i) designate as its representative in negotiations relating to the dispute, a person with authority to settle the dispute; and

(ii) use its reasonable and timely endeavours to resolve the dispute in good faith.

(c) If within 20 Business Days of receipt of notice given pursuant to Clause E8.2 above, the Parties to the dispute do not either, resolve the dispute, or agree as to:

(i) a dispute resolution technique (for example, expert determination) and procedures to be adopted;

(ii) the timetable for all steps in those procedures; and

(iii) the selection and compensation of the independent person required for such technique,

the Parties in dispute shall submit to arbitration of the dispute under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having competent jurisdiction.

(d) In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recovery of that Party’s reasonable attorney’s fees incurred (as determined by the arbiter(s)).

D3.11 Limitation of Liability.

(a) Subject to Clause D3.11(c) and Clause D3.11(d) below, the total aggregate liability for any Party to all other Party(s) in respect of all claims or series of connected claims arising out of or in connection with this Agreement howsoever caused or arising shall not exceed USD$500,000.

(b) Notwithstanding any other provision of this Agreement, Clause D3.11(c) and Clause D3.11(d) below, no Party shall be liable to the other Party(s) (and/or its officers, employees, licensors, contractors and agents) arising out of or in connection with this Agreement (including any breach of this Agreement, breach of statutory duty or negligence) for: (i) any loss or damage to the other Party(s) profit, revenue, savings, data, use, contract, goodwill, or business, or (ii) any indirect or consequential loss or damage, in each case howsoever caused.

(c) Nothing in this Agreement shall limit or exclude any Party’s liability for wilful default, fraud or for personal injury or death caused by negligence, or to the extent otherwise not permitted by law.

(d) Force Majeure: No Party will be liable for any breach of this Agreement where that breach was due to software, hardware or electrical failure, telecommunications, Internet or other systems or networks to which the Dendrite Platform and/or the Dendrite Platform Mirror or the D3 Platform is connected, natural events such as fire or other any other event beyond the reasonable control of the affected Party.

(e) Each Party acknowledges that this Clause D3.11 reflects an informed, voluntary, and deliberate allocation of all risks (both known and unknown) arising from or related to this Agreement.

D3.12 Severability. In case any one or more of the provisions or portions of provisions of this Agreement shall be deemed by any court or governmental authority to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions, or portions of provisions contained herein shall not be in any way affected or impaired thereby.

D3.13 Waiver, Omissions or Delays.  No omission or delay on the part of any Party hereto in requiring a due and punctual fulfilment by the other Party(s) hereto of the obligations of such other Party(s) hereunder shall be deemed to constitute a waiver by the omitting or delaying Party of any of its rights to require such due and punctual fulfilment of any other obligation hereunder, whether similar or otherwise, or a waiver of any remedy it might have.

D3.14 Independent Contractors

(a) The relationship of the Parties established by this Agreement is that of independent contractors, and except as expressly stipulated herein or as may be otherwise agreed in writing as between the Parties or any of them or as between a Party, nothing contained in this Agreement should be construed to give any Party the power to (a) act as an agent or (b) direct or control the day-to-day activities of any other Party.

(b) Unless specifically otherwise agreed in each case, all financial and other obligations associated with each Party’s business and the performance of any activity envisaged in this Agreement by it are the sole responsibility of that Party.

(c) Except as otherwise stipulated in this Agreement, nothing in this Agreement and no action taken by the Parties (or any of them) pursuant to this Agreement shall constitute, or be deemed to constitute, as between the Parties a partnership, association, joint venture or other co-operative entity.

D3.15 Assignment and Succession.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns, but shall not be assignable by any Party other than a Person acquiring substantially all of its business and assuming all of its obligation and liabilities, except with the prior written consent of the other Party(s) hereto. In the event of any such assignment the transferor or assignor shall remain obligated to perform its own obligations and in addition shall be jointly and severally liable for the proper performance of the obligations of the transferee or assignee pursuant to this Agreement.

D3.16 Governing Law. This Agreement shall be construed and administered in accordance with the laws of the State of Texas.

D3.17 Jurisdiction and Venue. The US federal courts sitting in Houston, Harris County, Texas, (the “Houston Courts”) shall have exclusive jurisdiction to hear, adjudicate, decide, determine and enter final judgment in any action, suit, proceeding, case, controversy or dispute, whether at law or in equity or both, and whether in contract or tort or both, arising out of or related to this Agreement, or the construction or enforcement hereof or thereof (any such action, suit, proceeding, case, controversy or dispute, a “Related Action”). The Parties hereby irrevocably consent and submit to the exclusive personal jurisdiction of the Houston Courts to hear, adjudicate, decide, determine and enter final judgment in any Related Action. The Parties hereby irrevocably waive and agree not to assert any right or claim that it is not personally subject to the jurisdiction of the Houston Courts in any Related Action, including any claim of forum non conveniens or that the Houston Courts are not the proper venue or form to adjudicate any Related Action. If any Related Action is brought or maintained in any court other than the Houston Courts, then that court shall, at the request of either Party, dismiss that action.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date below their respective signatures.

Signed for and on behalf of TLP:                                       /s/Aulden Dunipace

Name: Mr Aulden Dunipace, Title: Chief Executive Officer

Date: May 17, 2019

Signed for and on behalf of D3ESPORTS:                        /s/Simon Dawson

Name: Simon Dawson   Title: Chief Executive Officer

Date: May 17, 2019

Signed for and on behalf of Dawson Racing, Inc.:             /s/Ian Dawson

Name: Ian Dawson   Title: Chief Executive Officer

Date: May 17, 2019

Signed for and on behalf of StemGen Connect:                /s/Simon Dawson

Name: Mr Simon Dawson  Title: Director

Date: May 17, 2019